Exhibit 10.3

DAKTRONICS, INC.

March 5, 2025

Bradley T. Wiemann

[Address]

By Electronic Mail: [•]@[•].com

Dear Brad:

We are pleased to extend you an offer of employment as Interim President and Chief Executive Officer of Daktronics, Inc. (the “Company”), reporting to the Company’s Board of Directors (the “Board”). Your employment hereunder will begin on March 5, 2025 (the “Start Date”) and shall continue until such time as a Chief Executive Officer is appointed by the Board or your position as Interim President and Chief Executive Officer is terminated by the Board. The period that you are employed as Interim President and Chief Executive Officer pursuant to the terms of this letter agreement is referred to as the “Interim CEO Employment Period.”

During the Interim CEO Employment Period, you will be provided cash compensation at a monthly rate of $60,000, less applicable taxes and withholding, paid in accordance with the Company’s normal payroll practices.

This amount is intended to constitute base salary at an annual rate of $450,000 as well as a bonus of $270,000 per year (a 60% of base salary bonus). Consequently, you will not be entitled to receive an annual incentive bonus under the Company’s annual incentive plan with respect to any portion of the Interim CEO Employment Period. However, you will be entitled to receive an annual incentive bonus with respect to the fiscal year ending April 30, 2025 (the “Fiscal 2025 Bonus”), pro-rated for the period of time during the fiscal year in which you served as the Company’s Executive Vice President, which bonus will be based on the corporate and individual performance criteria as previously established by the Compensation Committee of the Board of Directors, in its sole discretion, pursuant to the Company’s annual incentive plan. Such Fiscal 2025 Bonus will be paid to you at the same time the annual incentive bonus is paid to officers and employees of the Company generally.

You will also be eligible to receive those benefits that are made generally available to Company executives, subject to the terms of the applicable benefit plans and programs as in effect from time to time.

Subject to approval by the Board, you will be eligible to receive a one-time equity award of Restricted Stock Units of the Company (the “Equity Award”) with a grant date fair value of $300,000. The Equity Award will be subject to the terms of the applicable award agreement and the Company’s 2020 Incentive Stock Plan. The award agreement will provide that the Equity Award shall vest in three equal installments on the first, second, and third anniversaries of the date of grant but will become 100% vested upon the appointment by the Board of a Chief Executive Officer provided you remain continuously employed with the Company up to such appointment. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

Your employment will be on an “at will” basis, meaning that either you or the Company may terminate your employment hereunder or change your title or position with the Company (and thus end the Interim CEO Employment Period) at any time and for any reason or no reason. Any demotion from your position as Interim Chief Executive Officer, change in your title or reporting relationship, or reduction of your base salary, target bonus or targeted long term incentives following which modification(s) you continue in employment with the Company will not constitute “good reason” for your resignation or a constructive termination (or any similar or analogous concepts) under any severance plan or arrangement of the Company or under any equity awards held by you or under any other compensatory arrangements of the Company resulting in additional or accelerated payments or benefits.

You will be expected to continue to abide by all non-disclosure, non-competition, and non-solicitation agreements in effect between you and the Company or any of its affiliates. In addition, you agree that you will abide by all applicable Company policies and codes of ethics in effect from time to time.

This agreement shall be subject to, and construed according to, the laws of the State of South Dakota without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.

Please sign below to acknowledge your agreement to the terms herein. We look forward to your contributions to the Company.

On behalf of Daktronics, Inc.:

Title:

ACCEPTED AND AGREED:

By:
Bradley T. Wiemann

Date: